Exhibit 99.02

                           BLUEPHOENIX SOLUTIONS LTD.
                            (An Israeli corporation)
                               SEPTEMBER 30, 2004
                             CONSOLIDATED CONDENSED
                              FINANCIAL STATEMETNS

                           BLUEPHOENIX SOLUTIONS LTD.
                            (An Israeli Corporation)

                               SEPTEMBER 30, 2004
                   CONSOLIDATED CONDENSED FINANCIAL STATEMENTS



                                TABLE OF CONTENTS


                                                                     Page
                                                                     ----
CONSOLIDATED CONDENSED FINANCIAL STATEMENTS:
      Balance Sheets                                                  F-1
      Statements of Operations                                        F-2
      Statements of Changes in Shareholders' Equity                   F-3
      Statements of Cash Flows                                        F-4
      Notes to Financial Statements                                   F-6




                   The amounts are stated in U.S. dollars ($).


                             ----------------------
                                  -------------
                                     ------

                           BLUEPHOENIX SOLUTIONS LTD.
                            (An Israeli Corporation)

                      CONSOLIDATED CONDENSED BALANCE SHEETS

                                                                      September 30,     December 31,
                                                                         2004               2003
                                                                      ------------------------------
                                                                              (in thousands)
                                                                      ------------------------------
                                                                      Unaudited
                                                                      ---------
ASSETS

CURRENT ASSETS:
    Cash and cash equivalents                                           $ 9,693            $11,105
    Marketable securities                                                   222                406
    Trade accounts receivable                                            17,902             12,617
    Other current assets                                                  3,023              1,899
                                                                        -------            -------
              Total current assets                                       30,840             26,027
                                                                        -------            -------

INVESTMENTS IN AFFILIATES AND OTHER COMPANIES                             1,879              3,794
                                                                        -------            -------

FIXED ASSETS:
    Cost                                                                 10,499              8,920
    Less - accumulated depreciation                                       7,723              6,121
                                                                        -------            -------
                                                                          2,776              2,799
                                                                        -------            -------

OTHER ASSETS, NET                                                        56,573             48,200
                                                                        -------            -------

                                                                        -------            -------
Total assets                                                            $92,068            $80,820
                                                                        =======            =======


LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
    Short-term bank credit                                              $ 6,354            $ 8,342
    Accounts payable and accruals:
       Trade                                                              3,744              3,425
       Deferred revenue                                                   3,913              3,034
       Other                                                              8,551             10,980
                                                                        -------            -------
              Total current liabilities                                  22,562             25,781
                                                                        -------            -------

LONG-TERM LIABILITIES:
    Convertible debentures                                                5,110                 --
    Accrued severance pay, net                                            1,006                915
    Provision for losses in formerly-consolidated subsidiary              1,971              1,971
    Loans from banks                                                      8,546              2,065
                                                                        -------            -------
              Total long-term liabilities                                16,633              4,951
                                                                        -------            -------

MINORITY INTEREST                                                         4,916              4,690
                                                                        -------            -------

SHAREHOLDERS' EQUITY:
   Net of cost of 1,870,565 shares held by subsidiaries                  47,957             45,398
                                                                        -------            -------

                                                                        -------            -------
Total liabilities and shareholders' equity                              $92,068            $80,820
                                                                        =======            =======

The accompanying notes are an integral part of the consolidated condensed financial statements.

                           BLUEPHOENIX SOLUTIONS LTD.
                            (An Israeli Corporation)

                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)


                                                               Three months ended                         Nine months ended
                                                                  September 30,                              September 30,
                                                          -----------------------------             -----------------------------
                                                            2004                2003                  2004                 2003
                                                          --------             --------             --------             --------
                                                                     Unaudited                                 Unaudited
                                                          -----------------------------             -----------------------------
Revenues                                                  $ 14,333             $ 13,443             $ 42,643             $ 40,259
Cost of revenues                                             6,044                5,815               18,046               18,089
                                                          --------             --------             --------             --------
   Gross profit                                              8,289                7,628               24,597               22,170
Software development costs, net                              2,012                1,987                6,073                6,077
Selling, general and administrative expenses                 5,225                4,640               14,809               14,045
                                                          --------             --------             --------             --------
                                                             1,052                1,001                3,715                2,048
Depreciation                                                   340                  332                1,035                  986
                                                          --------             --------             --------             --------
   Operating income                                            712                  669                2,680                1,062
Financial income (expenses), net                              (369)                 (49)                (928)                  98
Other income, net                                              704                  188                1,087                  628
                                                          --------             --------             --------             --------
   Income before taxes on income                             1,047                  808                2,839                1,788
Income tax expense                                              --                    3                    5                  147

                                                             1,047                  805                2,834                1,641
Minority interest                                             (604)                 (11)                (196)                 (84)
Equity in losses of affiliated companies, net                 (106)                (179)                (424)                (628)
                                                          --------             --------             --------             --------
   Net income                                                  337                  615                2,214                  929
                                                          ========             ========             ========             ========

Earnings per share:
   Basic                                                      0.02                 0.05                 0.16                 0.07
                                                          ========             ========             ========             ========
   Diluted                                                    0.02                 0.05                 0.16                 0.07
                                                          ========             ========             ========             ========
Weighted average number of shares outstanding:

   Basic                                                    13,525               13,449               13,519               13,449
                                                          ========             ========             ========             ========

   Diluted                                                  14,836               13,665               14,713               13,544
                                                          ========             ========             ========             ========

The accompanying notes are an integral part of the consolidated condensed financial statements.

                           BLUEPHOENIX SOLUTIONS LTD.
                            (An Israeli Corporation)


CONSOLIDATED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY - UNAUDITED


                                                                                  Accumulated               Company
                                                                                     Other                 Shares Held
                                                 Number of              Capital  Comprehensive  Retained      by
                                                   Shares    Amount     Surplus     Income      Earnings  Subsidiaries    Total
                                                 ----------  -------  ----------  ----------   ----------  ----------   ----------
                                                                           (in thousands, except shares)
                                                 ---------------------------------------------------------------------------------
Balance at January 1, 2004                       13,484,276  $    30  $   54,412  $   (1,476)  $    7,140  $  (14,708)  $   45,398

Changes during nine month ended
 September 30, 2004:
  Components of comprehensive income:
      Net income                                         --       --          --          --        2,214          --        2,214
      Currency translation adjustments                   --       --          --          60           --          --           60
      Net unrealized investments gains (losses)          --       --          --        (178)          --          --         (178)
                                                                                                                        ----------
       Total comprehensive income                                                                                            2,096
                                                                                                                        ----------
   Issuance of shares                                31,496        1         199          --           --          --          200
   Issuance of options                                   --       --          48          --           --          --           48
   Beneficial conversion feature                         --       --         173          --           --          --          173
   Exercise of options into shares                   11,101       --          42          --           --          --           42
                                                 ----------  -------  ----------  ----------   ----------  ----------   ----------
      Balance at September 30, 2004              13,526,873  $    31  $   54,874  $   (1,594)  $    9,354  $  (14,708)  $   47,957
                                                 ==========  =======  ==========  ==========   ==========  ==========   ==========


The accompanying notes are an integral part of the consolidated condensed financial statements.

                           BLUEPHOENIX SOLUTIONS LTD.
                            (An Israeli Corporation)

                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS


                                                                                           September           September
                                                                                            30, 2004           30, 2003
                                                                                           -----------        ----------
                                                                                                   (in thousands)
                                                                                           -----------------------------
                                                                                                      Unaudited
                                                                                           -----------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                              $  2,214                  929
   Adjustments to reconcile net income (loss) to net cash provided by operating activities:
   Minority interest in earnings (losses) of consolidated subsidiaries                          196                   84
   Equity in losses of affiliated companies, net                                                424                  628
   Depreciation and amortization                                                              3,314                3,078
   Increase (decrease) in accrued severance pay, net                                           (176)                  74
   Loss from sale of fixed assets                                                                 6                   47
   Gain on realization of shareholdings and expiration of options                              (130)                (245)
   Change in value of long term-loans and liabilities                                           140                  (25)
   Deferred taxes                                                                               111                 (104)
   Changes in operating assets and liabilities:
      Decrease in marketable securities                                                         402                  275
      Increase in trade receivables                                                          (4,113)              (1,348)
      Decrease (increase) in other current assets                                              (852)                 126
      Decrease in trade payables                                                               (201)                (453)
      Decrease in other accounts payable                                                     (2,545)                (866)
                                                                                           --------               ------
         Net cash provided by (used in) operating activities                                 (1,210)               2,200
                                                                                           --------               ------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of fixed assets                                                                    (820)                (563)
   Proceeds from sale of fixed assets                                                           181                  117
   Investment in and loans to affiliated and other companies                                    (96)                (708)
   Proceeds from sale of investments                                                          2,777                  171
   Capitalization of software development and other costs                                    (5,103)              (2,370)
   Purchase of minority interest in subsidiaries                                                 --               (2,436)
   Investment in newly-consolidated subsidiaries                                               (128)                  --
   Realization of investment in previously-consolidated subsidiaries                             --                 (152)
                                                                                           --------               ------
         Net cash used in investing activities                                               (3,189)              (5,941)
                                                                                           --------               ------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Short-term bank credit, net                                                               (2,885)                (113)
   Receipt of long-term loans                                                                 1,281                   --
   Issuance in a subsidiary to minority shareholders                                             --                  313
   Issuance of convertible debentures                                                         4,550                   --
   Exercise of employee share options                                                            42                   --
                                                                                           --------               ------
         Net cash provided by financing activities                                            2,988                  200
                                                                                           --------               ------
EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH                                                  (1)                  34
                                                                                           --------               ------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                         (1,412)              (3,507)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                               11,105               15,306
                                                                                           --------               ------
      CASH AND CASH EQUIVALENTS AT END OF YEAR                                             $  9,693               11,799
                                                                                           ========               ======

The accompanying notes are an integral part of the consolidated condensed financial statements.

                           BLUEPHOENIX SOLUTIONS LTD.
                            (An Israeli Corporation)



                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS


                                               September 30,     September
                                                    2004         30, 2003
                                                ------------    ----------
                                                      (in thousands)
                                                --------------------------
                                                         Unaudited
                                                --------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   INFORMATION:
    Cash paid during the year for:
       Income taxes                                 740            314
       Interest                                     343            445


The accompanying notes are an integral part of the consolidated condensed financial statements.

                           BLUEPHOENIX SOLUTIONS LTD.
                            (An Israeli Corporation)

        NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS - Unaudited


Note 1 - Basis of Presentation:

The accompanying interim consolidated condensed financial statements of BluePhoenix Solutions Ltd. have been prepared in conformity with United States (U.S.) generally accepted accounting principles, consistent in all material respects with those applied in the Company's Annual Report on Form 20-F for the year ended December 31, 2003. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and judgments that affect the amounts reported in the financial statements. The accounting estimates that require management's most difficult and subjective judgments include: the assessment of recoverability of goodwill and the recognition and measurement of revenue recognition.

The interim financial information is unaudited, but reflects all normal adjustments that are, in the opinion of management, necessary to provide a fair statement of results for the interim periods presented. The interim financial statements should be read in connection with the financial statements in the Company's Annual Report on Form 20-F for the year ended December 31, 2003.


Note 2 - Recently Issued Accounting Pronouncements:

In December 2004, the FASB issued SFAS 123(R), "Share Based Payment". SFAS 123(R) requires that compensation costs related to share based payment transactions to be recognized in the financial statements. In most cases the amount of compensation cost will be measured based on the grant date fair value of the equity or liability issued. SFAS123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Awards classified, as liabilities will be remeasured to fair value each reporting period. The compensation cost will be recognized over the period that the employee provides service in exchange for the award. SFAS 123(R) replaces SFAS 123, Accounting for Stock-Based Compensation and supersedes APBO 25, Accounting for Stock Issued to Employees. SFAS 123(R) is effective for public entities as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. Under the retroactive option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first period of adoption of SFAS123R, while the retroactive methods would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. The Company is evaluating the influence of SFAS123R requirements over its financial statements. The company has not yet determined the transition method it will adopt.

                           BLUEPHOENIX SOLUTIONS LTD.
                            (An Israeli Corporation)

        NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS - Unaudited

Note 3 - Employee share Options - pro-forma information:

At September 30, 2004, the Company has one stock-based employee compensation plan. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. No stock-based employee compensation cost is charged to income, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123 of the FASB, "Accounting for Stock-Based Compensation", to stock-based employee compensation.

                                                                Three months ended                   Nine months ended
                                                                   September 30,                        September 30,
                                                             ------------------------------   -----------------------------
                                                              2004              2003              2004                2003
                                                             --------      ----------------   -------------      ----------
                                                                      Unaudited                          Unaudited
                                                             ------------------------------   -----------------------------

Net income, as reported                                        337               615             2,214                 929
Deduct: Total stock-based employee compensation expense
   determined under fair value based method for all
   awards, net of related tax effects                          142               122               312                 319
                                                              ----              ----             -----                ----
   Pro-forma net income                                        195               493             1,902                 610
                                                              ====              ====             =====                ====

Earnings per share:
   Basic - as reported                                        0.02              0.05              0.16                0.07
                                                              ====              ====              ====                ====
   Basic - pro-forma                                          0.01              0.04              0.14                0.05
                                                              ====              ====              ====                ====
   Diluted - as reported                                      0.02              0.05              0.16                0.07
                                                              ====              ====              ====                ====
   Diluted - pro-forma                                        0.02              0.04              0.14                0.05
                                                              ====              ====              ====                ====

Note 4 - Substantial event at the period:

Convertible debentures and warrants:

Pursuant to a securities purchase agreement dated March 30, 2004, the Company issued to Omicron Master Trust, Smithfield Fiduciary LLC, Cranshire Capital LP and Iroquois Capital L.P., referred to as institutional investors, $5 million aggregate principal amount of 2% convertible debentures due November 30, 2006 and warrants to purchase 438,596 of the Company's ordinary shares.

                           BLUEPHOENIX SOLUTIONS LTD.
                            (An Israeli Corporation)

        NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS - Unaudited

Note 4 - Substantial event at the period (cont.):

Convertible debentures and warrants (cont.):

The debentures are convertible at the investors' option into the Company's ordinary shares, at a conversion price of $5.70 per ordinary share. Interest on the debentures is paid quarterly in cash or in the form of the Company's ordinary shares, at the Company's discretion. The conversion rate with respect to payments of interest on the debentures is equal to 90% of the volume-weighted average price of the Company's ordinary shares on the Nasdaq during the 20 trading days preceding the date of interest payment. In the event that the volume weighted average price per share for any 20 consecutive trading days exceeds $7.125, then the Company may force the holders of the debentures to convert any or all of the principal amount of the debentures held by them as of such date, subject to, among other things, having an effective registration statement at such time for the resale of the ordinary shares underlying the debentures.

As part of the transaction, the institutional investors were issued warrants to purchase up to 438,596 of the Company's ordinary shares at an exercise price of $ 6.50 per share. The warrants are exercisable during a 5 years period commencing on September 2004.

If the debentures issued to institutional investors are fully converted and the warrants are fully exercised, the Company would be required to issue to the investors up to 1,708,411 ordinary shares, subject to adjustments.

If, during a period of 180 days after the date in which the registration statement with respect to the underlying debentures' shares is declared effective, the volume weighted average price per share of the Company's ordinary shares equals or exceeds the market price per share of the Company' shares on March 30, 2004, the institutional investors may purchase additional debentures from the Company for an aggregate purchase price of up to $3 million and receive warrants on the same terms as the initial warrants, exercisable into such number of the Company's ordinary shares equal to 50% of the ordinary shares into which the debentures are convertible.

If, during such period mentioned above, the volume weighted average price per share of the Company's ordinary shares during any 10 consecutive trading days exceeds $12.825, the Company may require the institutional investors to purchase additional debentures for an aggregate purchase price of up to $3 million and warrants under the same terms as the initial warrants, exercisable into such number of the Company ordinary shares equal to 50% of the ordinary shares into which the debentures are convertible. If these additional debentures are fully converted and the additional warrants are exercised in full, the Company would be required to issue to the investors up to an additional 1,025,047 ordinary shares.

                           BLUEPHOENIX SOLUTIONS LTD.
                            (An Israeli Corporation)

        NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS - Unaudited


Note 4 - Substantial event at the period (cont.):

Convertible debentures and warrants (cont.):

In connection with the private placement, the Company agreed to file a registration statement for the resale of the ordinary shares underlying the convertible debentures and the ordinary shares to be issued as interest thereon and the ordinary shares underlying the warrants.

In accordance with APB No. 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants", EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Rations", and EITF 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments" ("EITF 00-27"), a portion of the proceeds of the convertible debenture issued with detachable warrants is allocated to the warrants, based on the relative fair values of the securities at time of issuance. Amounts allocated to the warrants are accounted for as liabilities, in accordance with EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled In, a Company's Own Stock", and SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" and are measured, based on the fair values of the underlying shares,
each  reporting  date,  against  financial   expenses  (income).

A beneficial conversion feature was recorded on the debentures, because the effective conversion price of the debentures was higher than the fair value of the common shares on the commitment date. The deemed discount of the debentures is deducted from the liability and the issuance expenses, which are recorded as an asset, are amortized using the interest method over a period of 32 months, the term of the debentures.